EagleBankCorp.com 301.986.1800 MD | VA | DC About Eagle Bancorp, Inc. and EagleBank Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. EagleBank is headquartered in Bethesda, Maryland, and conducts full service commercial banking through 13 offices, located in Suburban, Maryland, Washington, D.C. and Northern Virginia. EagleBank focuses on building relationships with businesses, professionals and individuals in its marketplace. For Immediate Release June 29, 2023 EagleBank Contact Dave Danielson 240.552.9534 EAGLE BANCORP, INC. ANNOUNCES CASH DIVIDEND BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company for EagleBank, today announced a cash dividend for the second quarter of 2023, in the amount of $0.45 per share. The cash dividend will be payable on July 28, 2023 to shareholders of record on July 20, 2023. About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through thirteen branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace. Caution About Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions, including the volatility and uncertainty in global markets and economies. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward- looking statements. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the SEC. Except as required by law, the Company does not undertake to update forward-looking statements contained in this release.